                                                                   EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of October 1, 1999, by and between YOUNG INNOVATIONS, INC., a Missouri corporation ("EMPLOYER"), and ALFRED E. BRENNAN, JR., of Algonquin, Illinois ("EMPLOYEE").

         In consideration of Employer's employment of Employee, the terms, conditions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer, intending to be legally bound, hereby agree as follows:

         1. Employment. Employer hereby agrees to employ Employee and Employee agrees to accept such employment upon the terms and conditions herein set forth.

         2. Employment Period. The initial term of employment hereunder shall commence on the date hereof and shall expire on October 1, 2002 (such period, the "TERM"). In the event that Employee continues to be employed by Employer following the initial or any extended term hereof, such employment shall be governed by this Agreement, except that it will be "at-will," without a fixed term, and may be terminated by Employer or Employee at any time, with or without notice, for any reason or no reason (and no reason need be given), and without obligation of severance or additional compensation beyond that owed for periods that Employee was actually employed by Employer.

         3. Position and Duties. Employee hereby agrees to serve as either the Chief Executive Officer or Chief Operating Officer of Employer (as determined from time to time by Employer's Board of Directors). Employee shall devote his full business time and attention to the management, development and enhancement of the business of Employer and perform such duties as are necessary and required of the Chief Operating Officer or Chief Executive Officer (as the case may be) as directed from time to time. During the Term, Employee may not undertake any other employment, engagements, consulting or other outside activities that in the opinion of the Board of Directors interfere with the effective carrying out of Employee's duties hereunder, provided, however, that nothing herein shall prevent Employee from making and managing personal investments consistent with Section 8 of this Agreement or engaging in community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to Employer.

         4.       Compensation.

                  (a) Base Salary. Employer shall pay to Employee salary at the rate of $243,800 per year for the period from the date hereof through October 1, 2002, or such higher amounts as shall be approved by the Compensation Committee or the Board of Directors (in each case, the "Base Salary").

                  (b) Bonus Compensation. In addition to Base Salary, Employee shall be entitled to receive bonus compensation as determined by the Compensation Committee or the Board of Directors (the "BONUS COMPENSATION").

                  (c) Holidays and Vacation Time. Employee shall be entitled to sick leave as is consistent with Employer's policy for executive employees with respect to such matters as of the date hereof. Employee is entitled to as many weeks of paid vacation time as Employee deems appropriate, provided that such vacation time does not interfere with Employee's duties to Employer. Moreover, if this Agreement is terminated for any reason other than Cause, death or Permanent Disability, Employee shall be entitled to three weeks of paid vacation.

                  (d) Other Benefits. Subject to Employer's rules, policies and regulations as in effect from time to time (and subject to applicable eligibility requirements, including a minimum employment period), Employee shall be entitled to all other rights and benefits for which Employee may be eligible under any: (i) group life insurance, disability or accident, death or dismemberment insurance, (ii) medical and/or dental insurance program (90-day minimum employment period, for which Employer will reimburse the COBRA expenses of Employee), (iii) 401(k) benefit plan, or (iv) other employee benefits that Employer may, in its sole discretion, make generally available to employees of Employer of the same level and responsibility as Employee; provided, however, that nothing herein shall obligate Employer to establish or maintain any of such benefits or benefit plans. In addition to the foregoing, Employer agrees that it shall pay for 100% of any premiums for a health insurance policy which covers Employee and his Qualified Dependents (PPO or equivalent).

                  (e) Disability Insurance. Employer will provide Employee with long term disability insurance which provides a minimum benefit of at least seventy-five percent (75%) of Employee's Base Salary to age 65.


                  (f) Life and Other Insurance. Subject to Employee meeting applicable underwriting criteria, Employer will provide $2 million of guaranteed level premium term life insurance for a policy which covers Employee for at least 15 years after the date hereof (naming Employee or Employee's written designee as the beneficiary of the policy, with Employer having no right to revoke or alter the designation) and such other types of insurance for Employee as shall be agreed upon between Employee and Employer from time to time. Employer shall only be responsible for the payment of insurance premiums during the term of this Agreement. Employer shall use its best efforts to ensure that life insurance policy is "portable" so that Employee can continue the policy after the end of Employee's employment with Employer at Employee's own expense.

                  (g) Automobile Allowance. Employer shall provide Employee with an automobile allowance not to exceed $750 per month, or such greater amount as shall be approved from time to time by the Compensation Committee.

                  (h) Failure to Renew or Renegotiate Contract. In the event that Employer and Employee do not enter into a new employment contract at the end of the Term, Employer shall have the right, exercisable by written notice at least thirty (30) days prior to the end of the Term, to extend the applicability of Section 8(e) until the first anniversary of the end of the Term, by payment to Employee, in one lump sum, of an amount equal to Employee's Base Salary for the last year of the Term. Such payment shall be made within fifteen (15) days after the end of the Term.

         5. Supplemental Payment Upon a Change In Control. If a Change In Control occurs from the date hereof until October 1, 2003, and Employee is employed by Employer on the date of the Change In Control or Employee demonstrates that Employee would have been employed by Employer but for steps taken at the request of a third party to effect the Change In Control or Employee's termination was without Cause and arose in connection with or anticipation of such Change In Control, then Employer shall have the additional rights set forth in this Section 5. Namely, Employer shall, within thirty (30) days immediately following the date of the Change In Control, pay to Employee a lump sum cash amount such that the total amount of payments to Employee in connection with the Change In Control under or in connection with all plans, arrangements, obligations or agreements between Employer and Employee (including any plans providing for the vesting of stock options or other property in connection with a Change of Control) equals 2.9999 times the "base amount" (as such term is used in Section 280G(b)(3) of the Code). However, in the event that the total amount payable by Employer to Employee in connection with a Change In Control under or in connection with all plans, arrangements, obligations or agreements exclusive of amount payable under this Section 5 exceeds 2.9999 times the "base amount," Employer will have no obligation to Employee under this
Section 5. The Employer shall engage its Accounting Firm to determine the "base amount" and all amounts payable in connection with a Change In Control; provided, however, that if the Accounting Firm is serving as accountant or auditor for the person, entity or group effecting the Change In Control, Employee shall appoint another nationally recognized accounting firm which shall provide Employee with detailed supporting calculations for its conclusions. All fees and expenses of the Accounting Firm shall be borne solely by Employer.

         6.       Termination of Employment.

                  (a) Permanent Disability. In the event of the Permanent Disability (as defined below) of Employee, Employer shall cause all amounts due under the disability policy described in Section 4(e) to be paid to Employee, along with any Base Salary accruing during any eligibility or waiting period under the disability insurance policy obtained by Employer. Notwithstanding the foregoing, all payments hereunder shall end upon the earlier to occur of Employee's attaining the age of sixty-five (65) and the cessation of such Permanent Disability (whether as a result of recovery, rehabilitation, death or otherwise).

                  (b) Death. In the event of Employee's death, Employer shall pay to Employee's personal representative (on behalf of Employee's estate), within sixty (60) days after Employer receives written notice of such representative's appointment, all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above as of the date of

Employee's death, which payment shall constitute full and complete satisfaction of Employer's obligations hereunder. Employee's dependents shall also be entitled to receive fully paid group medical and dental benefits for a period of ninety (90) days at Employer's expense, and thereafter, at the dependents' expense, any continuation of health insurance coverage rights, if any, under applicable law.

                  (c) Termination for Cause or Voluntary Termination Without Good Reason. The Employer may in its sole discretion terminate this Agreement and Employee's employment with Employer for Cause (as defined in Section 7(e) below) at any time and with or without advance notice to Employee. If Employee's employment is terminated for Cause, or if Employee Voluntarily Terminates (as defined below) his employment with Employer without Good Reason (as defined below), Employer shall promptly pay to Employee all amounts of Base Salary accrued pursuant to Section 4 above through the date of termination (but not Bonus Compensation), whereupon Employer shall have no further obligations to Employee under this Agreement. Employee and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law. If Employee Voluntarily Terminates without Good Reason and provide at least 6 months prior written notice, Employee is entitled to receive, in one lump sum, an amount equal to employee's annual Base Salary at the end of the six-month notice period (in addition to his Base Salary and Bonus Compensation during the six-month notice period). If Employee Voluntarily Terminates without Good Reason but gives less than 6 months written notice, then Employee will be entitled to no further payments of Base Salary or Bonus Compensation from and after the date of the transmission of the written notice.

                  (d) Termination Without Cause; Voluntary Termination With Good Reason. Employer may terminate this Agreement and Employee's employment with Employer without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given). Employee may terminate this Agreement and Voluntarily Terminate his employment with Employer with Good Reason upon thirty
(30) days' prior written notice to Employer, provided that Employer does not correct the circumstances giving Employee Good Reason during such thirty (30) day period. In the event Employee's employment with Employer is terminated pursuant to this Section 6(d), (i) Employer shall pay to Employee all amounts of Base Salary and Bonus Compensation accrued pursuant to Section 4 above through the date of termination, (ii) Employee shall be relieved of his obligations under Sections 1 and 3 hereof, and (iii) Employee shall be free to seek other employment subject to the terms of Section 8 hereof. In addition, if Employee's employment with Employer is terminated pursuant to this Section 6(d), Employer shall pay to Employee the value of all compensation and benefits that Employee would have earned under this Agreement for the remaining Term together with all reasonable attorneys' or other professional fees and costs incurred by Employee in enforcing his rights under this Section 6(d). Employer may satisfy its obligation hereunder by either providing such compensation and benefits in kind at the time such compensation and benefits would otherwise be due hereunder, or with consent of Employee, by paying the present value thereof in a lump sum. Employee has a duty to mitigate such amount by obtaining comparable or better employment, if possible, and the amounts payable hereunder shall be reduced by 25% of the base salary and bonus which Employee earns during such period. However, Employee's duty to find a comparable position does not require Employee to accept a position that is not comparable to his current position's duties, in a different location or at a lesser rate of compensation or benefits. Employer may also require Employee to fully and completely release any and all claims for breach of this Agreement as a condition to receiving such payments under this
Section 6(d). Employee and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law.

                  (e) Mutual Agreement. This Agreement may be terminated by the mutual written agreement of Employer and Employee. Employee's rights and obligations, in such event, shall be as set forth in the termination agreement.

                  (f) Termination Obligations.

                  (i) Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Employee in the course of or incident to his employment by Employer, belongs to Employer and shall be promptly returned to Employer upon termination of Employee's employment. The term "PERSONAL PROPERTY" includes, without limitation, all books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of Employer or any of its affiliates. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of Employer or any of its affiliates.

                  (ii) Upon termination of the Employment Period, Employee shall be deemed to have resigned from all offices and directorships then held with Employer and each of its affiliates.

                  (iii) The representations and warranties contained herein and Employee's obligations under Sections 6(f), 8, and 11 shall survive termination of the Employment Period and the expiration of this Agreement.


         7. Definitions. For the purposes of this Agreement the following terms and phrases shall have the following meanings:

                  (a) ACCOUNTING FIRM shall mean the "Big-Five" firm who regularly prepares Employer's audited financial statement.

                  (b) AFFILIATE(S) shall have the same meaning ascribed to such term in the Exchange Act.

                  (c) ASSOCIATE(S) shall have the same meaning ascribed to such term in the Exchange Act.

                  (d) BENEFICIAL OWNERSHIP shall have the same meaning ascribed to such term in Rule 13d-3 promulgated pursuant to the Exchange Act.

                  (e) "CAUSE" shall mean (i) violation of any agreement or law relating to non-competition, trade secrets, inventions, non-solicitation or confidentiality between Employee and Employer or an affiliate, (ii) willful, intentional or bad faith conduct that materially injures Employer or an Affiliate, (iii) commission of a felony, an act of fraud or the misappropriation of property; and (iv) gross neglect or moral turpitude.

                  (f) "CHANGE IN CONTROL" shall mean any of the following:

                           (1) such time that George E. Richmond ceases to own, 30% or more of the then outstanding shares of common stock of Employer;

                           (2) the majority of the members of Employer's Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Employer immediately prior to such appointment or election;

                           (3) any reorganization, merger or consolidation (a "Reorganization") involving Employer unless at least 50% of the then outstanding shares of common stock of the surviving corporation is held or is anticipated to be held by persons who are shareholders of Employer immediately prior to such Reorganization in substantially the same proportions as their ownership, immediately prior to such Reorganization;

                           (4) Approval by the shareholders of Employer of (i) a "going private" transaction of Employer within the meaning of Section 13(e) of the Exchange Act, (ii) the consummation date of a complete liquidation or dissolution of Employer or (iii) the consummation date of the sale or other disposition of all or substantially all of the assets of Employer.

                           (5) For purposes of this Section 7(f), all shares of stock of Employer owned or held by George E. Richmond directly or indirectly (i.e., through partnerships, corporations or limited liability companies), or by George E. Richmond's spouse, estate, lineal descendants, spouses of lineal descendants or trusts for any of their benefit, and which indirectly held shares were transferred from George E. Richmond after the date of this Agreement shall be deemed to be owned by George E. Richmond. For purposes of illustration, any disposition, sale, gift or other transfer of shares of Employer's common stock by George E. Richmond after the date of this Agreement to his children or to trusts established for his or their benefit will not be taken into account for purposes of determining whether a "Change In Control" has occurred under this Agreement. However, if the direct ownership of George E. Richmond is reduced to 29% but his children own 10% of Employer's shares as a result of transfers made prior to the date of this Agreement, a Change In Control will have occurred.

                  (g) CODE shall mean the Internal Revenue Code of 1986, as amended.

                  (h) EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

                  (i) GOOD REASON shall mean, with respect to a Voluntary Termination, if (i) a material and adverse change in Employee's duties, responsibilities or status with Employer or an affiliate is made without Cause,
(ii) a reduction in the annual compensation or total benefit package of Employee (other than a comparable reduction in cash compensation or benefits generally affecting substantially all officers or executive employees of Employer), (iii) amendment or termination of this Agreement without Employee's consent; (v) a change in Employee's job location beyond an area outside of a 25-mile radius of Employee's principal office or (vi) the Board of Directors of Employer otherwise determines that a Voluntary Termination by Employee is for "Good Reason" under the circumstances then prevailing; provided, however, that Good Reason will not be deemed to exist unless Employee provides written notice to Employer within 60 days after the occurrence of the event specified above and Employer fails to cure the event to Employee's reasonable satisfaction within 60 days after Employer receives such notice.

                  (j) IRS shall mean the Internal Revenue Service.

                  (k) PERMANENT DISABILITY shall have the meaning set forth in
Section 22(e)(3) of the Code.

                  (l) PERSON shall have the same meaning as ascribed to such term in Sections 13(d) and 14(d)(2) of the Exchange Act; provided, however, that for purposes of this Agreement, neither Employer nor any trustee or fiduciary acting in such capacity for an employee benefit plan sponsored or maintained by Employer or any entity controlled by Employer, shall be deemed to be a "person".

                  (m) QUALIFIED DEPENDENTS shall mean Employee's spouse and unmarried children less than 19 years old; provided, that the 19 year age limit does not apply to a child who: i) is enrolled as a full time student in school and ii) has not attained the age of 23 years.

                  (n) VOLUNTARY TERMINATION (including VOLUNTARILY TERMINATES) shall mean the termination by Employee of his employment by Employer by voluntary resignation or any other means other than death, retirement or Permanent Disability and other than simultaneous with or following termination for Cause or an event which, whether or not known to Employer at the time of such Voluntary Termination by such Executive, would constitute Cause.

         8. Restrictive Covenants.

                  (a) Consideration and Acknowledgements. Employee acknowledges and agrees that the covenants described in this Section 8 are essential terms of this Agreement and that the Agreement would not be entered into by Employer in the absence of the covenants described herein. Employee acknowledges and agrees that the covenants set forth in this Section are necessary for the protection of the business interests of Employer. Employee further acknowledges that these covenants are supported by adequate consideration as set forth elsewhere in this employment Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest. Employee acknowledges and agrees that the covenants set forth in this Section 8 are reasonable and enforceable in every respect under applicable law.

                  (b) Term. The covenants set forth in this Section 8 shall remain in force and effect throughout Employee's employment with Employer and thereafter for the time periods governing such covenants as set forth herein, regardless of the reason for or timing of the termination of Employee's employment and shall survive and continue in full force and effect after the termination of the Agreement.

                  (c) Definitions. As used in this Section 8, the following terms have the following meanings:

                           i. "Employer" shall mean Young Innovations, Inc., including and any parent, subsidiary or affiliate as of the date of this Agreement or at any time during the term of Employee's employment.

                           ii. "Confidential Information" shall include any and all information not generally available to the public through legitimate means regardless of any past, current or anticipated future business, product, system service, process, or practice of Employer, as well as any and all information relating to Employer's business, research, development purchasing, accounting, advertising, marketing, manufacturing, merchandising and selling. Confidential Information includes but is not limited to information that may constitute a "trade secret" under applicable law.

                           iii. "Competing Business" means any product, system,
                                service, process or practice produced, provided, marketed or sold anywhere in the geographic area where Employer is then conducting any business by any person or entity other than Employer which resembles or competes directly or indirectly with any product, system, service, process or practice produced, provided, marketed, sold, or under development by Employer at any time during Employee's employment.

                           iv. "Competing Organization" means any person or entity which is engaged in, or is planning to become engaged in research, development, production, manufacturing, marketing or selling of a Competing Business within the area in which Employer is then conducting any business or has affirmative plans to conduct business while these covenants are in effect.

                  (d) Non-Disclosure of Confidential Information. Except as necessary to perform his job duties, Employee agrees not to use any Confidential Information, or disclose any Confidential Information to any person or entity, either during or at any time after his employment, without Employer's prior written consent, unless required to do so by a court of competent jurisdiction, or by an administrative or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Employee to divulge, disclose or make accessible such information.

                  (e) Non-Competition. Employee agrees that during his employment and for a period of one year after the termination for Cause or Voluntary Termination without Good Reason (provided that no Change of Control has occurred), any reason of his employment, he will not render services to, give advice to, become employed by or otherwise affiliate with, directly or indirectly, any Competing Organization, nor will he (on behalf of himself or any other person or entity) engage directly or indirectly in any Competing Business, unless otherwise agreed to in writing by Employer.

                  (f) Non-Inducement. Employee agrees that during the term of his employment and for the one year period following the termination, he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Section 8 if such activity were carried out by Employee. Employee also specifically agrees that he will not directly or indirectly induce any other employee to leave the employ of Employer or to carry out, directly or indirectly, any such activity; provided, however, that Employer shall not be in violation of this provision if an employee decides to join the new employer of Employee if Employee did not intentionally direct or solicit such employee to leave.

                  (g) Inventions and Patents. Employee agrees to promptly and fully disclose in writing and does hereby assign to Employer every invention, innovation, copyright, or improvement made or conceived by Employee during the period of his employment that relates directly or indirectly to his employment with Employer. Employee further agrees that both during and after his employment, without charge to Employer but at Employer's expense, he will execute, acknowledge and deliver any documents, including applications for Letters Patent, as may be necessary, or in the opinion of Employer, advisable to
(a) obtain, enjoy and/or enforce Letters Patent for those inventions, innovations or improvements in the United States and in any other country; (b) obtain, enjoy or enforce the right to claim the priority of the first filed patent application anywhere in the world; or (c) vest title in Employer and its successors, assigns or nominees. Additionally, Employee agrees that for a period of one (1) year after termination of his employment, any invention, development, innovation, or improvement within the scope of this Section shall be presumed to have been made during the term of his employment. Employee shall have the burden of clearly and convincingly establishing otherwise.

         This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee's own time, and (1) which does not relate (a) directly to the business of Employer or (b) to Employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by employee for Employer.

                  (h) Enforcement of These Covenants. Employee acknowledges that full compliance with all of the covenants set forth in this Section 8 is necessary to enable Employer to do business with its customers for the term of this Agreement and damage to Employer for which there will be no adequate remedy at law. In the event of a breach of any of these covenants, Employee therefore acknowledges and agrees that Employer shall be entitled to injunctive relief, regardless of whether or not Employer has complied with this Agreement, and Employer shall further be entitled to such other relief, including money damages, as many be deemed appropriate by a court of competent jurisdiction or an Arbitrator. In the event of a court action based upon an alleged breach of any of these covenants, the prevailing party (as determined by court ruling on the merits of the dispute) will be reimbursed by the other party for reasonable attorneys' fees and costs incurred as a result of the dispute. If any court should at any time find any one of these covenants to be unenforceable or unreasonable as to scope, territory or period of time, then the scope, territory or period of time of the covenant shall be that determined by the court to be reasonable, and the parties hereby agree that the court has the authority to so modify any of these covenants as necessary to make the covenant enforceable.

                  (i) Existence of Other Obligations. Employee represents and warrants that he is not currently subject to any contractual or other obligations to any former employer or other entity, including but not limited to obligations not to use or disclose confidential information, or to refrain from competing with any person or entity.

                  (j) Waiver. Employee agrees that Employer's failure to enforce any of the covenants of this Section 8 in any particular instance shall not be deemed to be a waiver of the covenant in that or any subsequent instance, nor shall it be deemed a waiver by Employer of any other rights at law or under this Agreement.

         9. Jurisdiction; Service of Process. Each of the parties hereto agrees that all any action or proceeding initiated or otherwise brought to judicial proceedings by either Employee or Employer concerning the subject matter of this Agreement shall be litigated in the United States District Court for the Eastern District of Missouri or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Missouri (the "COURTS"). Each of the parties hereto expressly submits to the jurisdiction and venue of the Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to his or its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); provided that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at his or its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon him or it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to him or it. Each party hereto waives any claim that the Courts are an inconvenient forum or an improper forum based on lack of venue or jurisdiction. Each party shall bear its own costs and attorneys' fees incurred in connection with any such actions or proceedings.

         10. Injunctive Relief. Employee acknowledges that damages would be an inadequate remedy for Employee's breach of any of the provisions of Section 8 of this Agreement, and that breach of any of such provisions will result in immeasurable and irreparable harm to Employer. Therefore, in addition to any other remedy to which Employer may be entitled by reason of Employee's breach or threatened breach of any such provision, Employer shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Employee from committing or continuing any breach of such Sections, without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Employee against Employer, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of Section 8 of this Agreement.

         11. Miscellaneous.

                  (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when made, if delivered personally, (ii) three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) two (2) days after delivery to a reputable overnight courier service, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  To Employer:

                  Young Innovations, Inc.
                  13705 Shoreline Court East
                  Earth City, MO  63045
                  Attention:  George E. Richmond


                  To Employee, to his home address as recorded in the payroll records of Employer from time to time.

                  (b) Governing Law. This Agreement shall be governed as to its validity and effect by the internal laws of the State of Missouri, without regard to its rules regarding conflicts of law.

                  (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of (i) the heirs, executors and legal representatives of Employee, upon Employee's death, and (ii) any successor of Employer, and any such successor shall be deemed substituted for Employee or Employer, as the case may be, under the terms hereof for all purposes. As used in this Agreement, "successor" shall include any person, firm, corporation or other business entity that at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires a majority of the assets, business or stock of Employer. Employee acknowledges and agrees that the rights and obligations of Employer hereunder may be assigned to and assumed by any of its wholly or majority-owned subsidiaries, without Employee's consent, which assignment and assumption shall constitute a release of Employer, its subsidiaries or any of their respective affiliates that is then bound by the terms of this Agreement, of all of its obligations and liabilities hereunder.

                  (d) Integration. This Agreement (together with any option agreement Employer may require Employee to execute in order to avail himself/herself of any Stock Plan benefits specifically contemplated herein and any agreement to release and hold harmless Employer executed concurrently herewith) constitutes the entire agreement between the parties with respect to all matters covered herein, including but not limited to the parties' employment relationship and Employee's entitlement to compensation, commissions and benefits from Employer or any of its affiliated companies and/or the termination of Employee's employment. This Agreement supersedes all prior oral or written understandings and agreements relating to its subject matter and all other business relationships between Employer and/or its affiliated companies.

                  (e) No Representations. No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein. Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to Employee's relationship with Employer or any of its executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, commissions and benefits, any entitlement to stock, stock rights, Stock Plan benefits, profits, debt and equity interests in Employer or any of its affiliated companies or regarding the termination of Employee's employment. In this regard, Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of Employer.

                  (f) Amendments. This Agreement may be modified only by a written instrument executed by the parties that is designated as an amendment to this Agreement.

                  (g) Counterparts. This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (h) Severability and Non-Waiver. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Employer shall be implied by Employer's forbearance or failure to take action.

                  (i) Attorneys Fees. In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration may receive as part of any award, settlement, judgment, decision or other resolution of such action or proceeding, whether or not reduced to a court judgment, their costs and reasonable attorneys fees as determined by the person or body making such award, settlement, judgment, decision or resolution.

                  (j) Voluntary and Knowledgeable Act. Employee represents and warrants that Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    EMPLOYER:

                                    YOUNG INNOVATIONS, INC.


                                    By:  /s/ George E. Richmond
                                       -----------------------------------
                                         Name:  George E. Richmond
                                         Title: CEO




                                    EMPLOYEE:


               /s/ Alfred E. Brennan
            -----------------------------------------------------
                                                Alfred E. Brennan